Exhibit 99.1

Hercules Offshore, Inc.

Policy Regarding Director Recommendations by Stockholders

1.	The Nominating and Governance Committee (the “Committee”) of the Board of Directors of Hercules Offshore, Inc. (the “Company”) will consider a candidate (the “Candidate”) properly and timely recommended for directorship by a stockholder or group of stockholders of the Company (the “Recommending Stockholder”) in accordance with the Company’s bylaws and this policy.

2.	Any such stockholder recommendation must be submitted by one or more stockholders entitled to vote in the election of directors.

3.	Stockholder recommendations must be timely submitted to the Secretary of the Company, in writing delivered to or mailed and received by the Corporate Secretary at the address set forth below, in accordance with the deadlines and other requirements of the Company’s bylaws. Recommendations must be addressed to the corporate offices of the Company as follows:

Hercules Offshore, Inc.
Attention: Corporate Secretary
[Corporate Offices]
DIRECTOR CANDIDATE RECOMMENDATION

4.	The Recommending Stockholder must submit written evidence, reasonably satisfactory to the Secretary of the Company, that the Recommending Stockholder is a stockholder of the Company. If the Corporate Secretary fails to find such evidence reasonably satisfactory, the Candidate will be ineligible for nomination at that meeting.

5.	The recommendation submitted by the Recommending Stockholder must include the following information in order to be considered by the Committee:

•	The name and address of the Recommending Stockholder;

•	The number of shares of each class or series of capital stock of the Company owned beneficially by the Recommending Stockholder;

•	The name and address of each of the persons with whom the Recommending Stockholder is acting in concert;

•	The number of shares of each class or series of capital stock owned beneficially by each such person with whom the Recommending Stockholder is acting in concert; and

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A description of all arrangements and understandings between the Recommending Stockholder and each nominee and any other persons with whom the Recommending Stockholder is acting in concert pursuant to which the nomination or nominations are being made.

6.	The Recommending Stockholder shall also submit, with the recommendation, a signed statement including the following information:

•	The name, age, business address and residence address of the Candidate;

•	The principal occupation or employment of the Candidate;

•	The number of shares of each class or series of capital stock of the Company beneficially owned by such Candidate;

•	The written consent of the Candidate to have such Candidate’s name placed in nomination at the meeting and to serve as a director if elected;

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Any other information relating to such Candidate as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

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A notarized affidavit executed by each Candidate to the effect that he is eligible for election as a member of the Board of Directors and, if elected, he will serve as a member of the Board of Directors.

7.	If the Recommending Stockholder fails to submit the requisite information in the form or within the time indicated, the Candidate will be ineligible for nomination at that meeting.

8.	Upon receipt of the recommendation, the Committee will consider the qualifications of the Candidate and any factors it considers relevant, including the following:

•	The Candidate’s general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in the current business environment;

•	The Candidate’s understanding of the Company’s business on an operational level;

•	The Candidate’s integrity;

•	The Candidate’s educational and professional background; and

•	The Candidate’s willingness to devote time to board duties.

The Committee does not intend to review and/or consider Candidates in a manner different than other recommendations. In evaluating the suitability of potential directors, the Committee should consider any factors it deems relevant, including the candidate’s general understanding of marketing, finance or other elements relevant to the success of a publicly traded company in the current business environment, understanding of the Company’s business on an operational level, integrity, education and professional background and willingness to devote time to Board duties. In addition, the Committee shall evaluate each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas.

9.	The Committee is authorized to adopt such rules and procedures, consistent with the bylaws of the Company, as it deems appropriate for the purpose of implementing this policy to determine any questions of interpretation that may arise hereunder.

10.	This policy may be revised from time to time by the Nominating and Governance Committee of the Company as it may determine is in the best interest of the Company and its stockholders and as is consistent with the bylaws of the Company.

Adopted as of July 11, 2007.